Exhibit 10.31

Amendment No. 3 to Underwriting Agreement between North American Title Insurance Company and Lennar Title, Inc.

Whereas, North American Title Insurance Company, a California corporation ("North American") and, Lennar Title, Inc., a Maryland corporation ("Title Agency") made and entered into an Underwriting Agreement, dated August 7, 2020 ("Agreement"); and
Whereas, North American and Title Agency desire to amend the Agreement.
Now therefore, for good and valuable consideration, North American and Title Agency agree to modify and amend the Agreement, effective      11/13/2020        (the “Effective Date”), as follows:
1.As to Exhibit No. 15, Section 1 (Territory): addition of the following Texas counties: Caldwell.
The provisions of this Amendment shall control over any conflicting or inconsistent provisions set forth in the Agreement. All other terms and conditions of the Agreement shall remain in full force and effect other than as modified herein. All capitalized words and phrases contained in this Amendment shall have the same meaning as is assigned to them in the Agreement unless a new meaning is assigned in this Amendment.
This Amendment may be executed in one or more counterparts, which, when assembled, will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly and properly executed by their respective officers having full authority to do so, to be effective as of the Effective Date.

LENNAR TITLE, INC.

By:	/s/ Cristina Pardo
Cristina Pardo
Its:	Executive Vice President

NORTH AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Emilio Fernandez
Emilio Fernandez
Its:	President

NATIC AGENCY ADMIN ONLY
System records updated on: 1/6/2021
By: /s/ Beatrix Ciprian